Exhibit 16.1

May 14, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

We have read the statements made by the Pinnacle Entertainment, Inc. 401(k) Investment Plan, which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

/s/ RubinBrown LLP